Exhibit 99.2

NEWS RELEASE

May 3, 2006

CONTACT:

Sam Reinkensmeyer Chief Financial Officer CNS, Inc. (952) 229-1500 sreinkensmeyer@cns.com Nasdaq: CNXS	Joseph Diaz, Jr. Lytham Partners, LLC (602) 889-9700 diaz@lythampartners.com

CNS, Inc. Increases Quarterly Dividend

MINNEAPOLIS, May 3, 2006 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has increased the company’s quarterly cash dividend from six to seven cents per share of common stock, a 17% increase. The dividend is payable on June 9, 2006, to shareholders of record as of May 26, 2006.

“Due to our continued strong financial performance, we are pleased to increase the dividend for the third time in three years” said Marti Morfitt, president and chief executive officer of CNS. “This action reflects the board’s confidence in our financial performance and the long term-prospects of CNS”.

CNS declared its first quarterly dividend in August 2003 and then raised the dividend payment in June 2004 and June 2005. The company has approximately 14 million shares outstanding.

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

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